Exhibit 99.1

FOR IMMEDIATE RELEASE Benefitfocus, Inc. 843-284-1052 ext. 3527 pr@benefitfocus.com

Benefitfocus Announces CFO, Milt Alpern, to Retire in March 2016

Charleston, S.C. – Dec. 22, 2015 – Benefitfocus, Inc. (NASDAQ: BNFT), a leading provider of cloud-based benefits management software, announced today that Milt Alpern, its Chief Financial Officer, will retire effective March 31, 2016, remaining with the Company as a consultant until April 1, 2017. The Company is conducting a nationwide search to fill the CFO position.

“We’re fortunate to have had Milt’s exceptional financial leadership and management experience leading up to the Company’s IPO in 2013,” said Shawn Jenkins, Benefitfocus CEO. “During his tenure, he also oversaw multiple quarters of strong revenue growth following the IPO. We’re excited for Milt and thankful for the talented team that he recruited and developed during his last four years here at Benefitfocus.”

Mr. Alpern, who has had a long and distinguished career, joined Benefitfocus in 2012 from ITA Software, Inc. where he managed the successful sale of the company to Google in 2011.

“It’s been an honor to lead such a talented team of people at Benefitfocus—they have a bright future,” said Mr. Alpern. “I believe the organization is in great shape and now is the right time to transition the finance team to a new leader.”

About Benefitfocus

Benefitfocus (NASDAQ: BNFT) provides a leading cloud-based benefits management platform that simplifies how organizations and individuals shop for, enroll in, manage and exchange benefits. Every day leading employers, insurance companies and millions of consumers rely on our platform to manage, scale and exchange benefits data seamlessly. In an increasingly complex benefits landscape, we bring order to chaos so our clients and their employees have access to better information, make better decisions and lead better lives. Learn more at www.benefitfocus.com.

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: reliance on key personnel; the need to innovate and provide useful products and services; changes in government regulations; the immature and volatile nature of the market for our products and services and other factors that could impact our anticipated growth; management of growth; fluctuations in our financial results; general economic risks; our ability to compete effectively; our ability to maintain our culture and recruit and retain qualified personnel; privacy, security and other risks associated with our business; and the other risk factors set forth from time to time in our SEC filings, copies of which are available free of charge within the Investor Relations section of the Benefitfocus website at http://investor.benefitfocus.com/sec.cfm or upon request from our investor relations department. Benefitfocus assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

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